Exhibit 3.22

ARTICLES OF INCORPORATION

OF

KENNEDY ENDEAVORS, INCORPORATED

I, the undersigned person of the age of eighteen years of more, as incorporator of a corporation under the Washington Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

The name of this corporation is KENNEDY ENDEAVORS, INCORPORATED.

ARTICLE II

DURATION

The period of its duration is perpetual.

ARTICLE III

PURPOSES

This corporation is organized for the following purposes:

(a) To engage in any business, trade, or activity which may lawfully be conducted by a corporation organized under the Washington Business Corporation Act.

(b) To engage in all such activities as are incidental or conducive to the attainment of the purposes of this corporation or any of them and to exercise any and all powers authorized or permitted to be done by a corporation under any laws that may be now or hereafter applicable or available to this corporation.

The foregoing clauses of this Article III shall each be construed as purposes and powers, and the matters expressed in each clause shall be in no way limited or restricted by reference to or inference from the terms or any other clauses, but shall be regarded as independent purposes and powers; and nothing contained in these clauses shall be deemed in any way to limit or exclude any power, right, or privilege given to this corporation by law or otherwise.

ARTICLE IV

SHARES

This corporation shall have authority to issue fifty thousand (50,000) shares of common stock, having no par value.

ARTICLE V

CONTRACTS IN WHICH DIRECTORS HAVE INTEREST

Any contract or other transaction between this corporation and one or more of its directors, or between this corporation and any corporation, firm, association, or other entity of which one or more of its directors are stockholders, members, directors, officers, or employees or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors which acts upon or in reference to such contract or transaction and notwithstanding his or their participation in such action, by voting or otherwise, even though his or their presence or vote, or both, might have been necessary to obligate this corporation .upon such contract or transaction; provided, that the fact of such interest shall be disclosed to or known by the Directors acting on such contract or transaction.

ARTICLE VI

DIRECTORS

The number of directors of this corporation shall be fixed by the Bylaws and may be increased or decreased from time to time in the manner specified therein. The initial Board of Directors shall consist of one (1) director, and the name and address of the person who shall serve as director until the first annual meeting of shareholders and until his successor is elected and qualified, unless he resigns or is removed is:

TIMOTHY D. KENNEDY

    15812 Bowman Hilton Road

Puyallup, WA 98372

ARTICLE VII

BYLAWS

The Board of Directors shall have the power to adopt, amend, or repeal the Bylaws for this corporation, subject to the power of the shareholders to amend or repeal such Bylaws.

ARTICLE VIII

REGISTERED OFFICE AND AGENT

The address of the initial registered office of this corporation is 15812 Bowman Hilton Road, Puyallup, Washington, 98372, and the name of its initial registered agent is TIMOTHY D. KENNEDY.

ARTICLE IX

PREEMPTIVE RIGHTS

Preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE X

CUMULATIVE VOTING

The right to cumulate votes in the election of directors shall exist with respect to shares of stock of this corporation.

ARTICLE XI

AMENDMENTS OF ARTICLES OF INCORPORATION

This corporation reserves the right, to amend or repeal any of the provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and the rights of the shareholders of this corporation are granted subject to this reservation.

ARTICLE XII

INCORPORATOR

The name and, address of the incorporator is:

TIMOTHY D. KENNEDY
15812 Bowman Hilton Road
Puyallup, WA 98372

DATED: 5-9-86

/s/ Timothy D. Kennedy
TIMOTHY D. KENNEDY

CONSENT TO SERVE AS REGISTERED AGENT

I, TIMOTHY D. KENNEDY, hereby consent to serve as Registered Agent, in the State of Washington, for the KENNEDY ENDEAVORS, INC. I understand that as agent for the corporation it will be my responsibility to receive service of process in the name of the corporation, to forward all mail to the corporation, and to immediately notify the office of the Secretary of State in the event of my resignation, or of any changes in the registered office address of the corporation for which I am agent.

DATED: 5-9-86

/s/ Timothy D. Kennedy
TIMOTHY D. KENNEDY Registered Agent 15812 Bowman Hilton Road Puyallup, WA 98372